Exhibit 2.1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER



                                  by and among

                         Albany Molecular Research, Inc.

                             NCE Acquisition Corp.,

                           New Chemical Entities, Inc.

                                       and

                          Certain Stockholders Thereof

                          Dated as of December 19, 2000


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                                                PAGE
ARTICLE I         THE MERGER.......................................................................1
   Section 1.01      The Merger....................................................................1
   Section 1.02      Effects of the Merger.........................................................1
   Section 1.03      Conversion of Shares; Payment of Merger Consideration.........................1
   Section 1.04      Adjustments to Purchase Price.................................................4
   Section 1.05      Principal Stockholders' Representative........................................4
   Section 1.06      Closing.......................................................................5
   Section 1.07      Actions Subsequent to Closing.................................................6
   Section 1.08      Effective Time................................................................6
   Section 1.09      Certificate of Incorporation..................................................6
   Section 1.10      By-Laws.......................................................................6
   Section 1.11      Directors and Officers........................................................6
   Section 1.12      Dissenting Shares.............................................................7
   Section 1.13      Surrender of Certificates; Stock Transfer Books...............................7

ARTICLE II        REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS.....................8
   Section 2.01      Making of Representations and Warranties; Certain Definitions.................8
   Section 2.02      Ownership of Capital Stock....................................................8
   Section 2.03      Authority of the Principal Stockholders.......................................8

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF NCE............................................9
   Section 3.01      Making of Representations and Warranties; Certain Definitions.................9
   Section 3.02      Qualifications of NCE.........................................................9
   Section 3.03      Subsidiaries..................................................................9
   Section 3.04      Capital Stock; Beneficial Ownership...........................................9
   Section 3.05      Authority of NCE.............................................................10
   Section 3.06      Real and Personal Property...................................................11
   Section 3.07      Financial Statements.........................................................12
   Section 3.08      Taxes........................................................................12
   Section 3.09      Accounts Receivable; Accounts Payable........................................14
   Section 3.10      Absence of Certain Changes...................................................14
   Section 3.11      Ordinary Course..............................................................15
   Section 3.12      Banking Relations............................................................15
   Section 3.13      Intellectual Property........................................................15
   Section 3.14      Contracts....................................................................17
   Section 3.15      Litigation...................................................................18
   Section 3.16      Permits; Compliance with Laws................................................19
   Section 3.17      Insurance Coverage...........................................................19
   Section 3.18      Warranty or Other Claims.....................................................19
   Section 3.19      Powers of Attorneys..........................................................19


                                      (i)


   Section 3.20      Finder's Fee.................................................................19
   Section 3.21      Corporate Records; Copies of Documents.......................................20
   Section 3.22      Employees; Labor Relations...................................................20
   Section 3.23      Employee Benefit Programs....................................................20
   Section 3.24      Environmental Matters........................................................22
   Section 3.25      List of Employees, Customers, Suppliers and Vendors..........................23
   Section 3.26      Transactions with Affiliates.................................................24
   Section 3.27      Disclosure...................................................................24

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF AMRI AND ACQUISITION..........................24
   Section 4.01      Making of Representations and Warranties.....................................24
   Section 4.02      Organization and Corporate Power.............................................24
   Section 4.03      Authority....................................................................24
   Section 4.04      Finder's Fee.................................................................25
   Section 4.05      Litigation...................................................................25

ARTICLE V         COVENANTS OF NCE AND THE PRINCIPAL STOCKHOLDERS.................................25
   Section 5.01      Making of Covenants and Agreements...........................................25
   Section 5.02      Consents and Approvals.......................................................26
   Section 5.03      Meeting of Stockholders......................................................26
   Section 5.04      Conduct of Business..........................................................26
   Section 5.05      Breach of Representations and Warranties.....................................28
   Section 5.06      Acquisition Proposals........................................................29
   Section 5.07      No Transfer of Shares; Voting................................................29
   Section 5.08      Certain Deliveries...........................................................29
   Section 5.09      Tax Returns..................................................................30

ARTICLE VI        COVENANTS OF AMRI AND ACQUISITION...............................................30
   Section 6.01      Consents and Approvals.......................................................30
   Section 6.02      Breach of Representations and Warranties.....................................30
   Section 6.03      Certain Deliveries...........................................................30
   Section 6.04      No Transfer of Shares; Voting................................................31
   Section 6.05      Grant of AMRI Options........................................................31
   Section 6.06      Employee Benefit Plans.......................................................31

ARTICLE VII        CONDITIONS.....................................................................31
   Section 7.01      Conditions to the Obligations of AMRI and Acquisition........................31
   Section 7.02      Conditions to the Obligations of NCE and the Principal Stockholders..........33

ARTICLE VIII      TERMINATION OF AGREEMENT........................................................34
   Section 8.01      Termination..................................................................34
   Section 8.02      Effect of Termination........................................................35
   Section 8.03      Right to Proceed.............................................................35


(ii)


ARTICLE IX        SURVIVAL; INDEMNIFICATION.......................................................35
   Section 9.01      Survival of Representations, Warranties, Etc.................................35
   Section 9.02      Indemnification by the Principal Stockholders................................36
   Section 9.03      Limitations on Indemnification by the Principal Stockholders.................37
   Section 9.04      Indemnification by AMRI and Acquisition......................................38
   Section 9.06      Notice; Defense of Claims....................................................38
   Section 9.07      Satisfaction of Indemnification Obligations..................................39
   Section 9.08      Satisfaction of Principal Stockholder Indemnification Obligations............39
   Section 9.08      Exclusive Remedy.............................................................40
   Section 9.09      Recoveries...................................................................40

ARTICLE X         MISCELLANEOUS...................................................................40
   Section 10.01     Fees and Expenses............................................................40
   Section 10.02     Governing Law................................................................40
   Section 10.03     Notices......................................................................40
   Section 10.04     Entire Agreement.............................................................41
   Section 10.05     Assignability; Binding Effect................................................41
   Section 10.06     Captions and Gender..........................................................42
   Section 10.07     Execution in Counterparts....................................................42
   Section 10.08     Amendments...................................................................42
   Section 10.09     Publicity and Disclosures....................................................42
   Section 10.10     Dispute Resolution...........................................................42


                                     (iii)

                         LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

Schedule I             List of Principal Stockholders
Schedule 2.02          Ownership of Beneficial Stock
Schedule 3.04          Capital Stock; Beneficial Ownership
Schedule 3.06(b)       Leased Real Property
Schedule 3.06(c)       Personal Property
Schedule 3.07          Financial Statements
Schedule 3.08          Taxes
Schedule 3.09          Accounts Receivable; Accounts Payable
Schedule 3.10          Absence of Certain Changes to NCE's Business
Schedule 3.12          Banking Relations
Schedule 3.13          Intellectual Property
Schedule 3.14          Contracts
Schedule 3.15          Litigation
Schedule 3.16          Permits
Schedule 3.17          Insurance Coverage
Schedule 3.22          Employees; Labor Relations
Schedule 3.23          Employee Benefit Programs
Schedule 3.24          Environmental Matters
Schedule 3.25          List of Employees, Customers, Suppliers and Vendors
Schedule 3.26          Transactions with Affiliates
Schedule 5.02          Consents and Approvals of NCE and Principal Stockholders
Schedule 5.04(g)       Repayment of Loans
Schedule 6.01          Consents and Approvals of AMRI and Acquisition
Schedule 6.05          Grant of AMRI Options
Schedule 9.02(f)       Liabilities Relating to Losses


EXHIBITS

Exhibit 1.03        Form of Escrow Agreement
Exhibit 5.08        Form of General Release


                                      (iv)

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of the 19th day of December, 2000, by and among Albany Molecular Research, Inc., a Delaware corporation (together with its successors and assigns, "AMRI"), NCE Acquisition Corp., a Delaware corporation and wholly owned subsidiary of AMRI ("Acquisition"), New Chemical Entities, Inc., a Delaware corporation ("NCE"), and each of the stockholders of NCE set forth on SCHEDULE I hereto (collectively, the "Principal Stockholders").

                               W I T N E S S E T H

     WHEREAS, AMRI has formed Acquisition as a wholly owned subsidiary in order to effect the merger of Acquisition with and into NCE (the "Merger"), in accordance with this Agreement and the laws of the State of Delaware such that, upon consummation of the Merger, NCE will be a wholly owned subsidiary of AMRI and Acquisition will cease to exist; and

     WHEREAS, the respective Boards of Directors of AMRI, Acquisition and NCE, and the Principal Stockholders of NCE, have approved this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:


ARTICLE I            THE MERGER

     Section 1.01 THE MERGER. At the Effective Time (as defined in Section 1.08) and subject to the terms and conditions hereof and the provisions of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), and in reliance on the representations, warranties and covenants herein set forth, Acquisition will be merged with and into NCE in accordance with the DGCL, whereupon the separate existence of Acquisition shall cease and NCE shall continue as the surviving corporation (the "Surviving Corporation"). With respect to the Merger, Acquisition and NCE are hereinafter referred to collectively as the "Constituent Corporations."

     Section 1.02 EFFECTS OF THE MERGER . At the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the DGCL, and all other applicable laws.

     Section 1.03 CONVERSION OF SHARES; PAYMENT OF MERGER CONSIDERATION.

         (a) The closing merger consideration shall be equal to $23,000,000, less the sum of (i) the aggregate principal amount plus accrued and unpaid interest of Indebtedness (as defined below) of NCE; plus (ii) the aggregate liquidation preference to be paid to the holders of Series A Participating Convertible Preferred Stock of NCE (the "Series A Preferred Stock"), which shall be paid to the holders of Series A Preferred Stock in accordance with the terms thereof (which shall be paid by AMRI to such holders on the Closing Date in accordance with their pro rata ownership of the Series A Preferred Stock); plus
(iii) any amount by which expenses paid and accrued as of the Closing Date (as defined below) by NCE in connection with the Merger exceeds $200,000 (collectively, the "Closing Merger Consideration"). Of the amount of Closing Merger Consideration to be delivered to the Principal Stockholders pursuant to this Section 1.03, $1,500,000 in the aggregate (the "Escrow Amount") shall be delivered on a pro rata basis in proportion to each Principal Stockholder's percentage of Closing Merger Consideration to an escrow agent reasonably satisfactory to AMRI and NCE, which Escrow Amount shall be held for a period of six (6) months from the Closing Date, at which time $500,000 less any and all amounts sufficient to satisfy claims made by AMRI under Article IX hereof shall be released, and the remaining balance of the Escrow Amount less any and all amounts sufficient to satisfy claims made by AMRI under Article IX hereof shall be released on the first anniversary of the Closing Date, pursuant to and in accordance with the terms of the Escrow Agreement (the "Escrow Agreement") to be executed substantially in the form attached hereto as EXHIBIT
1.03. At the Closing (as defined below), AMRI shall pay to the stockholders of NCE the Closing Merger Consideration in the form and the amounts specified in
Section 1.03(b)(ii).

         (b) At the Effective Time of the Merger, by virtue of such Merger and without any action on the part of Acquisition, NCE or any stockholder of NCE:

              (i) Each share of common stock, par value $.01 per share, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

              (ii) Each share of common stock of NCE issued and outstanding immediately prior to the Effective Time, including shares of common stock issued or issuable upon conversion of the Series A Preferred Stock (an "NCE Share," and collectively the "NCE Shares"), other than Dissenting Shares (as defined in Section 1.12), if any, shall automatically be converted into the right to receive an amount in cash equal to the quotient of (A) the Closing Merger Consideration plus the aggregate exercise price of all NCE Options (as defined below), other than Unvested Options (as defined below), and NCE Warrants (as defined below) divided by (B) the number of NCE Shares issued and outstanding immediately prior to the Effective Time of the Merger plus the total number of NCE Options, other than Unvested Options, and NCE Warrants (such amount, the "Per Share Closing Merger Consideration");

              (iii) All NCE Shares, when converted as provided in this Section 1.03(b) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate (a "Certificate" and, collectively, the "Certificates") previously evidencing such shares shall thereafter represent only the right to receive the Closing Merger Consideration. The holders of Certificates previously evidencing NCE Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the NCE Shares except as otherwise provided herein or by law and, upon the surrender of Certificates in accordance with the provisions of Section 1.03, shall only represent the right to receive for their NCE Shares, the Closing Merger Consideration, without any interest thereon.

         (c) For purposes of this Agreement, "Indebtedness" means indebtedness for money borrowed shown on the balance sheet of NCE as of the Closing Date, including the current portion thereof, determined in accordance with generally accepted accounting principles applied in a manner consistent with those used in preparing NCE's Base Balance Sheet (as defined in Section 3.06), other than equipment leases and indebtedness to finance equipment purchases.

         (d) Each NCE Share held in the treasury and any NCE Shares owned by Acquisition, AMRI or any direct or indirect wholly owned subsidiary of Acquisition or AMRI immediately prior to the Effective Time shall be canceled without any conversion thereof, and no payment shall be made with respect thereto.

         (e) Stock Options of NCE shall be treated as follows:

              (i) Each option to acquire NCE common stock (collectively, the "NCE Options") granted under the NCE 1998 Employee, Director and Consultant Stock Plan (the "NCE Stock Plan"), which is outstanding and exercisable as of immediately prior to the Effective Time and which has not been exercised or canceled prior thereto, shall terminate and be canceled as of the Effective Time and thereafter be of no further force or effect; and upon the surrender and cancellation of the option agreement representing such NCE Option, NCE shall pay to the holder thereof cash in an amount equal to the product of (A) the number of shares of common stock of NCE with respect to which such NCE Option is then exercisable and (B) the excess, if any, of the Per Share Closing Merger Consideration over the exercise price per share provided for in such NCE Option, which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax (the "Option Consideration"). NCE shall take all actions necessary to ensure that (x) all NCE Options, to the extent not exercised prior to the Effective Time, shall terminate and be canceled as of the Effective Time and thereafter be of no further force or effect, and (y) no NCE Options are granted after the date of this Agreement.

              (ii) Each NCE Option that is outstanding as of immediately prior to the Effective Time, but is not then exercisable (the "Unvested Options") shall terminate and be canceled as of the Effective Time and thereafter be of no further force or effect.

              (iii) The NCE Stock Plan shall terminate as of the Effective Time, and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of NCE shall be of no further force and effect and shall be deemed to be deleted as of the Effective Time, and no holder of an Option or any participant in the NCE Stock Option Plan or any other plans, programs or arrangements (other than holders of Unvested Options) shall have any right thereunder to acquire any equity securities of NCE, AMRI or the Surviving Corporation.

         (f) Warrants of NCE shall be treated as follows: each warrant to acquire NCE common stock (collectively, the "NCE Warrants"), which is outstanding and exercisable as of immediately prior to the Effective Time and which has not been exercised or canceled prior thereto, shall terminate and be canceled as of the Effective Time and thereafter be of no further force or effect; and upon the surrender and cancellation of the warrant agreement representing such NCE Warrant, NCE shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of common stock of NCE with respect to which such NCE Warrant is then exercisable and (ii) the excess, if any, of the Per Share Closing Merger Consideration over the exercise price per share provided for in such NCE Warrant. NCE shall take all actions necessary to ensure that (A) all NCE Warrants, to the extent not exercised prior to the Effective Time, shall terminate and be canceled as of the Effective Time and thereafter be of no further force or effect, and (B) no NCE Warrants are granted after the date of this Agreement.

     Section 1.04 ADJUSTMENTS TO PURCHASE PRICE. As of five (5) days prior to the Closing, NCE shall deliver to AMRI a certificate (the "Closing Adjustment Certificate") signed by the Chief Operating Officer and President of NCE setting forth as of the Closing Date the aggregate principal amount plus accrued and unpaid interest of the Indebtedness and the total amount of expenses paid and accrued by NCE as of the Closing Date, which expenses have been paid and accrued in accordance with generally accepted accounting principles, which certificate shall be approved by AMRI in its reasonable discretion prior to the Effective Time and which certificate shall be accompanied by such additional information as AMRI may reasonably request.

     Section 1.05 PRINCIPAL STOCKHOLDERS' REPRESENTATIVE.

         (a) By the execution and delivery of this Agreement or the appropriate Letter of Transmittal (as defined in Section 1.13(b) hereof) and by their act of surrendering certificates representing their Shares pursuant to this Agreement, each of the Principal Stockholders hereby irrevocably constitutes and appoints, for the period beginning on the date hereof and ending on the second anniversary of the date of this Agreement, Barry Berkowitz ("Mr. Berkowitz") as his, her or its true and lawful agent and attorney-in-fact (the "Representative"), with full power of substitution, to act in his, her or its name, place and stead with respect to all transactions contemplated by and all terms and provisions of this Agreement, and to act on his, her or its behalf in any dispute, litigation or arbitration involving this Agreement, and to do or refrain from doing all such further acts and things, and execute all such documents as the Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

              (i) to waive any condition to the obligations of the Principal Stockholders to consummate the transactions contemplated by this Agreement;

              (ii) to act for the Principal Stockholders with regard to matters pertaining to indemnification referred to in this Agreement, including the power to settle any dispute with respect to this Agreement;

              (iii) to do or refrain from doing any further act or deed on behalf of the Principal Stockholders that the Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement, as fully and completely as each Principal Stockholder could do if personally present; and

              (iv) to deliver all ancillary agreements, certificates and documents and to receive all notices and service of process on behalf of the Principal Stockholders in connection with any claims or matters under this Agreement (and the Representative agrees to deliver copies of all such notices and service of process to the Principal Stockholders).

         (b) If Mr. Berkowitz dies or otherwise becomes incapacitated and unable to serve as Representative, or is unwilling to serve as Representative, then a new Representative shall be selected by the affirmative vote of a majority in interest of the Principal Stockholders to serve as the new Representative. All notices delivered by AMRI or the Surviving Corporation to the Representative (whether pursuant hereto or otherwise) for the benefit of the Principal Stockholders shall constitute notice by AMRI or the Surviving Corporation to the Principal Stockholders. The Representative shall act for the Principal Stockholders on all of the matters set forth in this Agreement in the manner the Representative believes to be in the best interest of the Principal Stockholders and consistent with his obligations under this Agreement, but the Representative shall not be responsible to the Principal Stockholders for any loss or damages the Principal Stockholders may suffer by reason of the performance by the Representative of his duties under this Agreement, other than loss or damage arising from willful violation of the law or gross negligence in the performance of his duties under this Agreement.

         The Principal Stockholders agree to indemnify and hold harmless the Representative from and against any and all expenses (including attorneys' fees), judgments, fines or other damages incurred by him in connection with, arising from or relating to the performance of his duties as Representative hereunder, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Principal Stockholders and, with respect to any criminal action or proceeding, had no reasonable belief his conduct was unlawful. AMRI and NCE agree that the Principal Stockholders may so indemnify the Representative.

         (c) All actions, decisions and instructions of the Representative taken, made or given pursuant to the authority granted to the Representative pursuant to paragraph (a) above shall be conclusive and binding upon all of the Principal Stockholders, and no Principal Stockholder shall have the right to object, dissent, protest or otherwise contest the same. AMRI and NCE hereby acknowledge that the Representative may with respect to any particular action, decision or instruction solicit the consent of the Principal Stockholders before acting.

         (d) The provisions of this Section 1.05 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death or dissolution, granted by the Principal Stockholders to the Representative and shall be binding upon the executors, heirs, legal representatives, successors and assigns of each such Principal Stockholder.

         (e) AMRI and NCE shall be entitled to rely conclusively on the instructions and decisions of the Representative as to any actions required or permitted to be taken by the Principal Stockholders or the Representative hereunder, and no party hereunder shall have any cause of action against AMRI or NCE for any action taken by AMRI or NCE in reliance upon the instructions or decisions of the Representative.

     Section 1.06 CLOSING. The transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") which will take place at the offices of Goodwin,

Procter & Hoar LLP, Exchange Place, Boston, MA, on the later of January 25, 2001 or the first business day immediately following the day on which all of the conditions to the Closing set forth in Article VII (other than conditions to be satisfied at the Closing, which shall be satisfied or waived as of the Closing) have been satisfied or waived in accordance with the terms hereof, such day being referred to herein as the "Closing Date." Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by the Representative and AMRI. Notwithstanding anything in Section 7.01 to the contrary, in the event all conditions to the Closing (other than conditions to be fulfilled at the Closing) have been satisfied or waived on or prior to the Closing Deadline (as defined in Section 8.01(b)), then no party shall be entitled to exercise its right of termination as contemplated therein by reason of the fact that this Section 1.06 contemplates that the Closing will occur following satisfaction or waiver of conditions, such provision being included for the convenience of the parties and their counsel in connection with the Closing.

     Section 1.07 ACTIONS SUBSEQUENT TO CLOSING. The Representative and AMRI from time to time after the Closing, and without further consideration, shall execute and deliver or cause to be executed and delivered such further instruments of transfer, assignments, consents or documents as may be reasonably necessary or appropriate to carry out the intent and purposes hereof.

     Section 1.08 EFFECTIVE TIME. Subject to the terms and conditions hereof, on the Closing Date, the parties hereto shall cause a Certificate of Merger (the "Certificate of Merger") in a form reasonably satisfactory to NCE and AMRI, to be filed with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL. The Merger shall be effective at such time as the Certificate of Merger shall have been duly filed with the Delaware Secretary of State (the "Effective Time").

     Section 1.09 CERTIFICATE OF INCORPORATION. From and after the Effective Time, the Certificate of Incorporation of Acquisition, as in effect immediately prior to the Effective Time, as amended by the Certificate of Merger, shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

     Section 1.10 BY-LAWS. The By-Laws of Acquisition, as in effect immediately prior to the Effective Time, shall from and after the Effective Time be the By-Laws of the Surviving Corporation until amended in accordance with applicable law or such By-Laws.

     Section 1.11 DIRECTORS AND OFFICERS. From and after the Effective Time, the Board of Directors of the Surviving Corporation will consist of the directors of Acquisition immediately prior to the Effective Time, such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and the By-Laws of the Surviving Corporation, until the next annual meeting of stockholders of the Surviving Corporation and until his successor shall be duly elected or appointed and shall duly qualify. If, at or after the Effective Time, a vacancy shall exist in the Board of Directors or in any of the offices of the Surviving Corporation by reason of death or inability to act, or for any other reason, such vacancy shall be filled in the manner provided in the By-Laws of the Surviving Corporation.

         Section 1.12      DISSENTING SHARES.

         (a) Notwithstanding any other provision of this Agreement to the contrary, any NCE Shares held by a Stockholder who has demanded and perfected appraisal rights in accordance with Section 262 of the DGCL and as of the Effective Time has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares") shall not be converted into the right to receive cash pursuant to Section 1.03, but the holder thereof shall only be entitled to such rights as are granted by Section 262 of the DGCL.

         (b) Notwithstanding the provisions of Section 1.12(a) above, if any holder of Shares who demands payment for such NCE Shares under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's NCE Shares shall automatically be converted into and represent only the right to receive cash as provided in Section 1.03, upon surrender of the certificate or certificates representing such NCE Shares in the manner provided by Section 1.13.

         (c) NCE shall give AMRI (i) prompt notice of any written demands for appraisal of any Shares, any withdrawals of such demands and any other instruments served pursuant to the DGCL received by NCE and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. NCE shall not, except with the prior written consent of AMRI, voluntarily make any payment with respect to any demands for appraisal of Shares or offer to settle or settle any such demands.

     Section 1.13 SURRENDER OF CERTIFICATES; STOCK TRANSFER BOOKS.

         (a) At the Effective Time, the Surviving Corporation shall deliver (or cause to be delivered) to each stockholder of NCE who surrenders certificates representing NCE Shares pursuant to this Section 1.13, the amount in cash, by check or wire transfer, payable to such stockholder pursuant to Section 1.03(c).

         (b) At or after the Effective Time, upon surrender to the Surviving Corporation of Certificates representing NCE Shares (or loss and indemnity agreement in a form reasonably satisfactory to AMRI), together with a letter of transmittal in a form reasonably satisfactory to AMRI (a "Letter of Transmittal") and such other documents as may be reasonably requested by AMRI, AMRI shall cause the Surviving Corporation to promptly deliver or cause to be delivered to the persons entitled thereto the cash to which such persons may be entitled as provided in Section 1.03. Until so surrendered and exchanged, each such certificate representing Shares shall, from and after the Effective Time, be deemed to represent only the right to the cash to which such holder is entitled pursuant to Section 1.03, subject to the terms of this Agreement. No interest shall accrue or be paid on any assets so held by the Surviving Corporation. Upon surrender of each certificate representing Shares, such certificate shall forthwith be canceled.

         (c) At the Effective Time, the stock transfer books of NCE shall be closed, and there shall be no further registration of transfers of Shares thereafter on the records of NCE. From and after the Effective Time, the holders of certificates evidencing ownership of Shares outstanding immediately prior to the Merger shall cease to have any rights as stockholders of

NCE or otherwise with respect to such shares, except as otherwise provided herein or by law. No dividends or other distribution declared after the Effective Time with respect to any shares of capital stock of the Surviving Corporation shall be paid to the holder of any unsurrendered certificate or certificates formerly representing Shares.

         (d) Notwithstanding anything to the contrary in this Section 1.13, neither the Surviving Corporation nor any party hereto shall be liable to a holder of a certificate or certificates formerly representing Shares for any amount properly paid to a public official pursuant to any applicable property, escheat or similar law.


ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS

     Section 2.01 MAKING OF REPRESENTATIONS AND WARRANTIES; CERTAIN DEFINITIONS.

         (a) As a material inducement to AMRI entering into this Agreement and consummating the transactions contemplated hereby, each of the Principal Stockholders, severally and not jointly, hereby makes to AMRI as of the date hereof and as of the Closing Date the representations and warranties contained in this Article II.

         (b) For purposes of this Agreement, references to a "Person" shall mean an individual, a corporation, an association, an estate, a trust, a limited liability company, a partnership or any other entity or organization.

     Section 2.02 OWNERSHIP OF CAPITAL STOCK. Each of the Principal Stockholders owns beneficially and of record all of the Shares set forth opposite such Principal Stockholder's name on SCHEDULE I hereto. Except as set forth on
SCHEDULE 2.02, the Shares are free and clear of any and all liens, claims, options, charges, encumbrances, rights or restrictions of any kind or nature other than restrictions imposed by federal and state securities laws.

     Section 2.03 AUTHORITY OF THE PRINCIPAL STOCKHOLDERS. Each of the Principal Stockholders has full authority, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Principal Stockholder pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and all of the agreements, documents and instruments to be executed and delivered by each of the Principal Stockholders pursuant to or as contemplated by this Agreement constitute, or when executed and delivered by such Principal Stockholder will constitute, valid and binding obligations of such Principal Stockholder enforceable in accordance with their respective terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF NCE

     Section 3.01 MAKING OF REPRESENTATIONS AND WARRANTIES; CERTAIN DEFINITIONS.

         (a) As a material inducement to AMRI to enter into this Agreement and consummate the transactions contemplated hereby, each of NCE and the Principal Stockholders, jointly and severally, hereby makes to AMRI the representations and warranties contained in this Article III. No Principal Stockholder, as such, shall have any right of indemnity or contribution from NCE with respect to the breach of any representation or warranty under this Agreement.

         (b) For purposes of this Agreement, references to a "Material Adverse Effect" on a party to this Agreement shall mean a material adverse effect on the properties, assets, business, affairs, condition (financial or otherwise), operations or prospects of such party.

         (c) In connection with the making of such representations and warranties, it is hereby agreed that the disclosure in any Schedule hereto shall qualify those other sections hereof if it is reasonably clear upon a reading of such disclosure that it is applicable to such other sections.

         (d) As used herein, NCE will be deemed to have "knowledge" of a particular fact or other matter if any individual who is currently serving as an executive officer of NCE (which individuals are listed on Schedule 3.01(d) attached hereto) has actual knowledge of such fact or other matter.

     Section 3.02 QUALIFICATIONS OF NCE. NCE is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted. The copies of the certificate of incorporation of NCE, as amended to date (the "NCE Certificate of Incorporation"), and By-laws, as amended to date (the "NCE By-laws"), and heretofore delivered to Buyer's counsel, are complete and correct, and no amendments thereto are pending. NCE is not in violation of any provision of the NCE Certificate of Incorporation or NCE By-laws. NCE is duly qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified, other than jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on NCE.

     Section 3.03 SUBSIDIARIES. NCE has no subsidiaries and does not own any securities issued by any other business organization or governmental authority. NCE does not own and does not have any direct or indirect interest in or control over any Person.

     Section 3.04 CAPITAL STOCK; BENEFICIAL OWNERSHIP. The authorized capital stock of NCE consists of (a) 77,552,529 shares of Common Stock, par value $.001 per share, of which 15,410,503 shares are issued and outstanding, and (b) 49,760,444 shares of preferred stock, which are designated as Series A Participating Convertible Preferred Stock, par value $.001 per share, of which 48,416,357 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of NCE have been duly authorized, validly issued and are fully paid and nonassessable, and have been issued in compliance with all applicable federal and state securities laws, and free and clear of any preemptive or similar rights created by statute, the NCE

Certificate of Incorporation or NCE By-laws or any agreement to which NCE is a party or by which it is bound. Except as set forth on SCHEDULE 3.04 hereto, there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of NCE. There are no voting agreements, trusts, proxies or other agreements, instruments or undertakings with respect to the voting of the capital stock of NCE to which NCE or, to NCE's knowledge, any stockholder of NCE is a party. The Principal Stockholders own of record a majority of the outstanding shares of capital stock of NCE as set forth on SCHEDULE 3.04 hereto (together with any shares issued by NCE pursuant to the exercise of Options prior to the Effective
Time).

     Section 3.05 AUTHORITY OF NCE. NCE has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by NCE pursuant to this Agreement and, subject to the approval of this Agreement by the stockholders of NCE, to carry out the transactions contemplated hereby. The execution, delivery and performance by NCE of this Agreement and of each such other agreement, document and instrument have been duly authorized by the Board of Directors of NCE, and no other action on the part of NCE or its stockholders or otherwise will be required in connection therewith. This Agreement and each agreement, document and instrument executed and delivered by NCE pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of NCE enforceable in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally and is subject to general principles of equity; PROVIDED, HOWEVER, that the Certificate of Merger will not be effective until filed with the Delaware Secretary of State. The execution, delivery and performance by NCE of this Agreement and of each such agreement, document and instrument:

         (a) do not and will not violate any provision of the Certificate of Incorporation or By-laws of NCE;

         (b) do not and will not violate any laws of the United States, or any state or other jurisdiction (domestic or foreign) applicable to NCE or require NCE to obtain any approval, consent or waiver of, or make any filing with, any Person (governmental or otherwise) that has not been obtained or made except for the filing of the Certificate of Merger with the Delaware Secretary of State, and the filing of appropriate documents with the relevant authorities of all states in which NCE is qualified to do business, if any; and

         (c) except as set forth on SCHEDULE 3.05, do not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which NCE is a party or by which the property of NCE is bound or affected other than with respect to any breach, violation, conflict, default or acceleration right which would not have a Material Adverse Effect on NCE or which would not prevent or delay the consummation of the Merger or otherwise prevent NCE from performing its obligations hereunder in any material respect, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or property of NCE or on the NCE Shares and which is material to the business or financial condition of NCE.

     Section 3.06 REAL AND PERSONAL PROPERTY.

         (a) OWNED REAL PROPERTY. NCE does not own any real property.

         (b) LEASED REAL PROPERTY. All of the real property leased by NCE, as tenant or lessee, is identified on SCHEDULE 3.06(b) hereto (collectively referred to herein as the "Leased Real Property"). NCE hereby makes the following representations and warranties with respect to the Leased Real
Property:

              (i) NCE holds a valid leasehold interest in the Leased Real Property;

              (ii) to NCE's knowledge, there are no material defects in the physical condition of any improvements constituting a part of the Leased Real Property, and all of such improvements are in good operating condition and repair (other than normal wear and tear);

              (iii) a copy of the lease, as such has been amended to date (the "Lease"), for the Leased Real Property delivered by NCE to AMRI is complete, accurate, true and correct;

              (iv) the Lease is in full force and effect and has not been modified, amended, or altered, in writing or otherwise;

              (v) all material obligations of NCE under the Lease that have accrued have been performed, and NCE is not in default under the Lease, and no circumstance presently exists that, with notice or the passage of time, or both, would give rise to a default by NCE; and

              (vi) NCE has obtained or will obtain prior to the Closing any consent of the landlord or lessor under the Lease to the extent required in connection with the Merger.

                  (c) PERSONAL PROPERTY. A description of NCE's fixtures, machinery, equipment and other tangible personal property (other than personal property individually valued at less than $1,000) is contained on
SCHEDULE 3.06(c) hereto. Except as described on SCHEDULE 3.06(c) hereto, NCE has good and marketable title to all of its personal property. Except as disclosed on SCHEDULE 3.06(c) hereto, none of such personal property or assets is subject to any mortgage, pledge, lien, conditional sale agreement, security agreement, encumbrance or other charge. To the knowledge of NCE, all material leasehold improvements, furnishings, machinery, equipment and other tangible personal property of NCE are in good repair (normal wear and tear excepted), and substantially comply with all applicable laws, ordinances and regulations, and such machinery and equipment and other tangible personal property is in good working order (normal wear and tear excepted).

     Section 3.07 FINANCIAL STATEMENTS.

         (a) NCE has delivered to Buyer the following financial statements, copies of which are attached hereto as SCHEDULE 3.07:

              (i) A balance sheet of NCE at December 31, 1999 (the "Base Balance Sheet") and statements of operations and cash flows for the year then ended, audited by Grant Thornton LLP.

              (ii) An unaudited balance sheet of NCE at November 30, 2000 (the "Unaudited Balance Sheet") and statements of operations and cash flows for the eleven-month period then ended, certified by the Chief Operating Officer and President of NCE.

         (b) Except as set forth on SCHEDULE 3.07 hereto, said financial statements have been prepared in accordance with generally accepted accounting principles applied consistently during the periods covered thereby and present fairly the financial condition of NCE at the dates of said statements and the results of its operations and its cash flows for the periods covered thereby (except that the Unaudited Balance Sheet and related statements of operations and cash flows may not contain all footnotes required by generally accepted accounting principles and are subject to customary year-end adjustments).

         (c) Except as reflected on the Base Balance Sheet or the Unaudited Balance Sheet, as of the date of such balance sheets, NCE had no material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or potential liabilities for taxes due or then accrued or to become due or contingent or liabilities relating to activities of NCE or the conduct of its business prior to the date hereof or the Closing Date, as applicable, regardless of whether claims in respect thereof had been asserted as of such date) other than liabilities or obligations incurred in the ordinary course of business consistent with past practice.

         (d) Except as stated or adequately reserved against in the Base Balance Sheet or the Unaudited Balance Sheet, or incurred as a result of or arising out of the transactions contemplated by this Agreement, NCE does not have and will not have as of the Closing Date any material liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or potential liabilities for taxes due or then accrued or to become due or contingent or liabilities relating to activities of NCE or the conduct of its business prior to such date, regardless of whether claims in respect thereof had been asserted as of such date) other than liabilities or obligations incurred in the ordinary course of business consistent with past practice. NCE has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any indebtedness of any other Person.

     Section 3.08 TAXES.

         (a) Except as set forth on SCHEDULE 3.08 hereto, NCE has paid or caused to be paid all federal, state, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), required to be paid by NCE through the date hereof whether disputed or not.

         (b) NCE has in accordance with applicable law filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and all such returns correctly and accurately, in all material respects, set forth the amount of any Taxes relating to the applicable period. A list of all federal, state, local and foreign income tax returns filed with respect to NCE for taxable periods since its inception are set forth on SCHEDULE 3.08 hereto, and said Schedule indicates those returns that have been audited or currently are the subject of an audit. NCE has delivered to AMRI correct and complete copies of all federal, state, local and foreign income tax returns listed on said Schedule, and of all examination reports and statements of deficiencies assessed against or agreed to by NCE with respect to said returns. NCE is not required to file a foreign tax return, or to pay any Principal Stockholders' foreign taxes, in connection with the business conducted by NCE.

         (c) Neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the knowledge of NCE, threatening to assert against NCE any deficiency or claim for additional Taxes. No claim has ever been made by an authority in a jurisdiction where NCE does not file reports and returns that NCE is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of NCE that arose in connection with any failure (or alleged failure) to pay any Taxes. NCE has not entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended, (the "Code").

         (d) Except as set forth on SCHEDULE 3.08(d) hereto, there has not been any audit of any tax return filed by NCE for any tax period, no audit of any tax return of NCE is in progress, and NCE has not been notified by any tax authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a tax return was or is to be filed by NCE is in force, and no waiver or agreement by NCE is in force for the extension of time for the assessment or payment of any Taxes.

         (e) NCE has not been (and has no liability for unpaid Taxes because it once was) a member of an "affiliated group" (as defined in Section 1504(a) of the Code). NCE has never filed, nor has it been required to file, a consolidated, combined or unitary tax return with any other entity.

         (f) NCE is not a "foreign person" within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

         (g) Except as set forth on SCHEDULE 3.08(g) hereto, NCE is not a party to any contract, agreement, plan or arrangement that, individually or collectively, could give rise to any payment that would not be deductible by reason of Section 162 or 28OG of the Code.

         (h) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections.

     Section 3.09 ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE. Except as set forth on
SCHEDULE 3.09 hereto, all of the accounts receivable of NCE are valid and enforceable claims, are subject to no set-off or counterclaim, and, to the knowledge of NCE, are fully collectable in the normal course of business, after deducting the allowance for doubtful accounts stated in the Base Balance Sheet in accordance with generally accepted accounting principles. Since the date of the Base Balance Sheet, NCE has collected its accounts receivable in the ordinary course of business and in a manner consistent with past practices and has not accelerated any such collections. Except as set forth on SCHEDULE 3.09 hereto, all accounts payable and notes payable of NCE arose in bona fide arms' length transactions in the ordinary course of business, and no such account payable or note payable is delinquent by more than sixty (60) days in its payment. Since the date of the Base Balance Sheet, NCE has paid its accounts payable in the ordinary course of business and in a manner consistent with its past practices.

     Section 3.10 ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE
3.10 hereto, since the date of the Base Balance Sheet, there has been:

              (i) no change in the condition, financial or otherwise, of NCE or in the assets, liabilities, properties, business or prospects of NCE, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or would be reasonably expected to have a Material Adverse Effect on NCE;

              (ii) no mortgage, encumbrance or lien placed on any of the properties of NCE;

              (iii) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any shares of any capital stock of any class of NCE or any options, warrants or other rights to acquire, or securities convertible into or exchangeable for, any such capital stock;

              (iv) no waiver of any valuable right of, or cancellation of any debt or claim for more than $10,000 held by, NCE;

              (v) no incurrence or modification of any contingent liability with respect to the obligations of others, and no incurrence or modification of any other contingent or fixed obligations or liabilities except in the ordinary course of business consistent with past practice other than obligations and liabilities not exceeding $10,000 in the aggregate and, with respect to incurrences or modifications after the date hereof, other than such as have been approved by AMRI;

              (vi) no increase of more than $10,000, direct or indirect, in the compensation paid or payable to any officer, director, employee, agent or stockholder other than salary increases or bonuses in the ordinary course of business consistent with past practice of NCE;

              (vii) no material loss, destruction or damage to any property of NCE, whether or not insured;

              (viii) no notice of any claim of unfair labor practices or labor dispute or work stoppage involving NCE and no change in senior personnel of NCE;

              (ix) no acquisition or disposition of any assets (or any contract or arrangement therefor) of more than $10,000 each, or $25,000 in the aggregate, nor any other transaction by NCE other than in the ordinary course of business and, with respect to acquisitions or dispositions after the date hereof, other than such as have been approved by AMRI;

              (x) no payment or discharge of a material lien or liability of NCE that is not recorded in the Unaudited Balance Sheet included on SCHEDULE
     3.07 hereto;

              (xi) no change in accounting methods or practices, credit practices or collection policies used by NCE; and

              (xii) no agreement or understanding whether in writing or otherwise, that would result in any of the transactions or events or require NCE to take any of the actions specified in paragraphs (i) through
     (xii) above.

     Section 3.11 ORDINARY COURSE. Since the date of the Base Balance Sheet, NCE has conducted its business and operations in all material respects only in the ordinary course of business and consistently with its prior practices.

     Section 3.12 BANKING RELATIONS. All of the arrangements that NCE has with any banking institution are completely and accurately described on SCHEDULE 3.12 hereto, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

     Section 3.13 INTELLECTUAL PROPERTY.

         (a) Except as set forth on SCHEDULE 3.13 hereto, NCE owns all right, title and interest in and to, or has the right to use, all patents and patent applications, supplementary protection certificates and patent extensions, copyrights, technology, software, software tools, know-how, processes, compositions, formulae, trade secrets, inventions, biological materials, technical information, research data, research raw data, laboratory notebooks, procedures, designs, trademarks and trademark applications, service marks and service mark registrations, trade names, logos, commercial symbols, business name registrations and other proprietary rights used in the conduct of NCE's business as conducted to the date hereof or contemplated (including without limitation distribution rights) (all of which are referred to as "Proprietary Rights"), free and clear of all liens, claims and encumbrances. The foregoing representation as it relates to Third Party Technology (as hereinafter defined) is limited to NCE's interest pursuant to the Third Party Licenses (as hereinafter defined), all of which are valid and enforceable and in full force and effect and which grant NCE such right to Third Party Technology as are employed in or necessary to the business of NCE as conducted or currently proposed to be conducted prior to the Closing Date.

         (b) SCHEDULE 3.13 hereto contains an accurate and complete description of (i) all patents, trademarks (with separate listings of registered and unregistered trademarks), trade names, and registered copyrights in or related to products owned by NCE (the "NCE Products"), all applications and registration statements therefor, and a list of all licenses and other agreements relating thereto, and (ii) a list of all licenses and other agreements currently in effect with third parties (the "Third Party Licenses") relating to any software, technology, know-how, or processes that NCE is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate into its products or processes (such software, technology, know-how and processes are collectively referred to as the "Third Party Technology"). All of NCE's trademark or trade name registrations related to the NCE Products and all of NCE's copyrights in any of the NCE Products are valid and in full force and effect; and consummation of the transactions contemplated hereby will not alter or impair any such rights. There is no material default by any party to any Third Party License and all of NCE's rights thereunder are freely assignable. To the knowledge of NCE, the licensors under such Third Party Licenses have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of such Third Party Licenses, and any amendments thereto, have been provided to AMRI.

         (c) No claims have been asserted against NCE or, to the knowledge of NCE, any of the Principal Stockholders (and NCE is not aware of any claims which are likely to be asserted against NCE) by any Person challenging the use or distribution by NCE of any patents, trademarks, trade names, copyrights, trade secrets, software, technology, know-how or processes utilized by it (including, without limitation, the Third Party Technology) or challenging or questioning the validity or effectiveness of any license or agreement relating thereto (including, without limitation, the Third Party Licenses). To the knowledge of NCE, there is no valid basis for any claim of the type specified in the immediately preceding sentence that would be reasonably likely to in any way relate to or interfere with the continued enhancement and exploitation by NCE of any of the NCE Products. To the knowledge of NCE, none of the NCE Products nor the use of any patents, trademarks, trade names, copyrights, software, technology, know-how or processes by NCE in its current business infringes on the rights of, constitutes misappropriation of, or in any way involves unfair competition with respect to, any proprietary information or intangible property right of any third person or entity, including without limitation any trade secret, copyright, trademark or trade name or patent.

         (d) All licenses or other agreements currently in effect pursuant to which NCE has granted rights to others in Proprietary Rights owned or licensed by NCE are listed on SCHEDULE 3.13 hereto. All of such licenses or agreements are in full force and effect, there is no default by NCE or, to the knowledge of NCE, any other party thereto and all of NCE's rights thereunder are freely assignable. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to AMRI. Except as set forth on
SCHEDULE 3.13 hereto, NCE has not granted any third party any right to manufacture, reproduce, distribute, market or exploit any of the NCE Products or any adaptations, translations or derivative works based on the NCE Products or any portion thereof. Except with respect to the rights of third parties to the Third Party Technology, to the knowledge of NCE, no third party has any right to manufacture, reproduce, distribute, market or exploit any underlying works or materials of which any of the NCE Products are a "derivative work" as that term is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.

         (e) NCE has taken commercially reasonable measures to maintain the confidentiality of the inventions, trade secrets, formulae, know-how, technical information, research data, research raw data, laboratory notebooks, procedures, designs, proprietary technology and information of NCE, and all other information the value of which to NCE is contingent upon maintenance of the confidentiality thereof.

         (f) Each person presently or previously employed by NCE (including independent contractors, if any) in a research and development or other technical position has executed a confidentiality, nondisclosure and assignment of inventions agreement in substantially the same form as the form previously provided to AMRI or its representatives. To the knowledge of NCE, neither the execution or delivery of such agreements, nor the carrying on of NCE's business by such persons as employees, nor the conduct of NCE's business as currently anticipated, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument currently in effect under which any of such persons is obligated. NCE is not knowingly making unauthorized use of any confidential information or trade secrets of any Person, including, without limitation, any former employer or any past or present employee of NCE. Neither NCE nor, to the knowledge of NCE, any of NCE's employees have any agreements or arrangements with any Persons other than NCE related to confidential information or trade secrets of such Persons or restricting any such employee's ability to engage in business activities of any nature.

         (g) To the knowledge of NCE, no employee of NCE is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with NCE or, to the knowledge of NCE, any other party, including, without limitation, any previous employer, because of the nature of the business conducted by NCE or proposed to be conducted by NCE.

     Section 3.14 CONTRACTS. Except for contracts, commitments, plans, agreements and licenses (true and complete copies of which have been delivered to AMRI) described on SCHEDULE 3.14 hereto (the "Material Contracts"), NCE is not a party to or subject to:

              (i) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

              (ii) any employment contract or contract for personal services;

              (iii) any contract or agreement relating to capital expenditures in excess of $10,000 per annum;

              (iv) any other contracts or agreements creating any obligations of NCE of $25,000 or more per annum with respect to any such contract or agreement not specifically disclosed elsewhere in this Agreement;

              (v) any contract or agreement for more than $10,000 which by its terms does not terminate or is not terminable without penalty by such entity or any successor or assignee on or at any time after the Closing Date;

              (vi) any contract for more than $10,000 not made in the ordinary course of business;

              (vii) any contract currently in effect containing covenants limiting the freedom of NCE to compete in any line of business or with any person or entity;

              (viii) any license agreement for more than $10,000 (as licensor or licensee);

              (ix) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money for more than $10,000 each, or $25,000 in the aggregate;

              (x) any contract or agreement with any officer, employee, director or stockholder of NCE or with any persons or organizations controlled by or affiliated with any of them; or

              (xi) any joint venture, partnership or similar agreement.

NCE is not in default under any of the Material Contracts, and NCE does not have any knowledge of conditions or facts that with notice or passage of time, or both, would constitute a default.

     All Material Contracts have been duly authorized by NCE and, to the knowledge of NCE, are valid and are in full force and effect and constitute legal, valid and binding obligations of NCE, and, to the knowledge of NCE, the other parties thereto, and are enforceable in accordance with their respective terms, in each case, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity.

     Section 3.15 LITIGATION. There is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of the Principal Stockholders and NCE, threatened, by or against NCE or affecting any of NCE's properties or assets, or to the knowledge of NCE, against any director, officer, key employee or stockholder of NCE in his or her capacity as such, nor, to the knowledge of NCE, has there occurred any event nor does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted with any substantial chance of recovery where such recovery would likely have a Material Adverse Effect on NCE. Neither NCE nor, to the knowledge of NCE, any director, officer, key employee or stockholder in his or her capacity as such is a party to or in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency that may have a Material Adverse Effect on NCE. SCHEDULE
3.15 includes a description of all material litigation, claims, proceedings or, to NCE's knowledge, investigations involving NCE or any of its officers, directors, stockholders or key employees in connection with the business of NCE occurring, arising or existing during the past three (3) years.

     Section 3.16 PERMITS; COMPLIANCE WITH LAWS. Except as disclosed on SCHEDULE 3.16, NCE has all necessary franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges (collectively "Permits") necessary to permit it to own its properties and to conduct its businesses as the same are presently conducted or currently proposed to be conducted, and all such Permits are valid and in full force and effect except to the extent the absence of any such Permit is not reasonably likely to have a Material Adverse Effect on NCE. No Permit is subject to termination as a result of the execution of this Agreement or consummation of the transactions contemplated hereby. Except as disclosed on
SCHEDULE 3.16, NCE is now and has heretofore been in compliance with all applicable statutes, ordinances, orders, rules and regulations (including all applicable environmental laws and regulations) promulgated by any federal, state, municipal or other governmental authority that apply to the conduct of its business, except for any such noncompliance or violation that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on NCE. Except as set forth on SCHEDULE 3.16, NCE has never entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any environmental or health and safety law or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any such law.

     Section 3.17 INSURANCE COVERAGE. SCHEDULE 3.17 hereto contains an accurate summary of the insurance policies currently maintained by NCE. There are currently no claims pending against NCE under any insurance policies currently in effect and covering the property, business or employees of NCE, and all premiums due and payable with respect to the policies maintained by NCE have been paid to date. To NCE's knowledge, there is no threatened termination of any such policies or arrangements.

     Section 3.18 WARRANTY OR OTHER CLAIMS. There are no existing or, to the knowledge of NCE, threatened product liability, warranty or other similar claims, or, to the knowledge of NCE, any facts upon which a material claim of such nature could be based, against NCE for products or services that are defective or fail to meet any product or service warranties. No claim has been asserted against NCE for renegotiation or price redetermination of any business transaction, and, to the knowledge of NCE, there are no facts upon which any such claim could reasonably be based.

     Section 3.19 POWERS OF ATTORNEYS. NCE has not granted powers of attorney that are presently outstanding, except powers of attorney granted to NCE's patent counsel for purposes of handling patent and trademark matters on behalf of NCE.

     Section 3.20 FINDER'S FEE. NCE has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

     Section 3.21 CORPORATE RECORDS; COPIES OF DOCUMENTS. The corporate record books of NCE accurately record, in all material respects, all corporate action taken by its stockholders and board of directors. The copies of the corporate records of NCE, as delivered to AMRI or AMRI's counsel pursuant to this Agreement, are true and complete copies of the originals of such documents. NCE has made available for inspection and copying by AMRI and its counsel complete and correct copies of all documents referred to in this Section or in the Schedules delivered to AMRI pursuant to this Agreement.

     Section 3.22 EMPLOYEES; LABOR RELATIONS. As of the date hereof, NCE employs the number of full-time and part-time employees and the number of scientists holding doctorate degrees as are indicated on SCHEDULE 3.22 hereto. NCE is not delinquent in payments to any of its employees or agents for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. There are no charges of employment discrimination or unfair labor practices or strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the knowledge of NCE, threatened against or involving NCE. No question concerning union representation or collective bargaining exists respecting any group of employees of NCE. Except as set forth on SCHEDULE 3.22 hereto, there are no material claims or charges relating to or alleging violations of any federal, state or local employment laws, including, without limitation, laws relating to discrimination, harassment, family leave or wage payments, existing, pending or, to the knowledge of NCE, threatened against NCE nor, to the knowledge of NCE, has there occurred any event or does there exist any condition on the basis of which any such claim is reasonably likely to be asserted. NCE is, and at all times since its inception has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986. There are no changes (including, without limitation, resignations) pending or, to the knowledge of NCE, threatened with respect to the employment of a senior management or key supervisory personnel of NCE nor has NCE received any notice or information concerning any prospective change with respect to the senior management or key supervisory personnel of NCE.

     Section 3.23 EMPLOYEE BENEFIT PROGRAMS.

         (a) SCHEDULE 3.23 hereto sets forth a list of every Employee Program (as defined below) that has been maintained (as such term is further defined below) by NCE at any time during the three-year period ending on the date hereof.

         (b) Each Employee Program that has been maintained by NCE and that has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Code, has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing (or, if earlier, the date that all of such Employee Program's assets were distributed). Except for amendments made to the Code for which the remedial amendment period has not expired, no event or omission has occurred that would cause any such Employee Program to lose its qualification under the applicable Code section.

         (c) Except as set forth on SCHEDULE 3.23 hereto, NCE has complied with all laws applicable with respect to the Employee Programs that have been maintained by NCE other than such non-compliance which has not had and would not be reasonably likely to have a Material Adverse Effect on NCE. With respect to any Employee Program now or heretofore maintained by NCE, there has occurred no "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly (including without limitation through any obligation of indemnification or contribution), in any taxes, penalties or other liability to NCE or any Affiliate (as defined below) which is reasonably likely to have a Material Adverse Effect on NCE. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of NCE, threatened with respect to any such Employee Program which is reasonably likely to have a Material Adverse Effect on NCE.

         (d) NCE has not incurred any liability under Title IV of ERISA that will not be paid in full prior to the Closing. There has been no "accumulated funding deficiency" (whether or not waived) with respect to any Employee Program ever maintained by NCE and subject to Code Section 412 or ERISA Section 302. With respect to any Employee Program maintained by NCE and subject to Title IV of ERISA, there has been no (nor will there be any as a result of the transactions contemplated by this Agreement) (i) "reportable event," within the meaning of ERISA Section 4043, or the regulations thereunder (for which the notice requirement is not waived under 29 C.F.R. Part 2615) and (ii) event or condition presents a material risk of plan termination or any other event that may cause NCE to incur liability or have a lien imposed on its assets under Title IV of ERISA. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs heretofore maintained by NCE, for all periods prior to the Closing, either have been made or have been accrued (and all such unpaid but accrued amounts are described on SCHEDULE 3.23 hereto). Except as described on SCHEDULE 3.23 hereto, no Employee Program maintained by NCE and subject to Title IV of ERISA (other than a Multiemployer
Plan) has any "unfunded benefit liabilities" within the meaning of ERISA Section 4001(a)(18), as of the Closing Date. NCE has never maintained a Multiemployer Plan. Except as described on SCHEDULE 3.23 hereto, none of the Employee Programs ever maintained by NCE has ever provided health care or any other non-pension benefits to any employees after their employment was terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or has ever promised to provide such post-termination benefits.

         (e) With respect to each Employee Program maintained by NCE within the three years preceding the date hereof, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to AMRI: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof;
(ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS

Forms 5500, with all applicable schedules attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan; and (vii) with respect to any Multiemployer Plan, any participation or adoption agreement relating to NCE's participation in or contributions under such plan;

         (f) Except as set forth on SCHEDULE 3.23 hereto, each Employee Program maintained by NCE as of the date hereof is subject to termination by the Board of Directors of NCE without any further liability or obligation on the part of NCE to make further contributions to any trust maintained under any such Employee Program following such termination.

         (g) For purposes of this Section 3.23:

              (i) "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization;

              (ii) an entity "maintains" an Employee Program if such entity sponsors, contributes to or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents or beneficiaries);

              (iii) an entity is an "Affiliate" of NCE for purposes of Section
     3.23 if it would have ever been considered a single employer with NCE under ERISA Section 4001(b) or part of the same "controlled group" as NCE for purposes of ERISA Section 302(d)(8)(C); and

              (iv) "Multiemployer Plan" means a (pension or non-pension) employee benefit plan to which more than one employer contributes and that is maintained pursuant to one or more collective bargaining agreements.

     Section 3.24 ENVIRONMENTAL MATTERS.

         (a) Except as set forth on SCHEDULE 3.24 hereto, (i) NCE has never generated, transported, used, stored, treated, disposed of or managed any Hazardous Waste (as defined below) other than in material compliance with Environmental Laws; (ii) to the knowledge of

NCE, no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly operated, leased, or used by NCE other than in material compliance with Environmental Laws, or has ever come to be located in the soil or groundwater at any such site as a result of NCE's operations; (iii) to the knowledge of NCE, no Hazardous Material has ever been transported from any site presently or formerly operated, leased, or used by NCE for treatment, storage, or disposal at any other place other than in material compliance with Environmental Laws; (iv) NCE does not presently own, operate, lease, or use any site on which underground storage tanks are or were located other than in material compliance with Environmental Laws; and (v) no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by NCE in connection with the presence of any Hazardous Material.

         (b) Except as set forth on SCHEDULE 3.24 hereto, to the knowledge of NCE, (i) NCE does not have any liability under, nor has NCE violated in any material respect, any Environmental Law (as defined below), which liability or violation is reasonably likely to have a Material Adverse Effect on NCE; (ii) NCE and any property owned, operated, leased, or used by it, and any facilities and operations thereon are presently in compliance in all material respects with all applicable Environmental Laws; and (iii) NCE has not entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any Environmental Law or received any written request for information, written notice, demand letter, administrative inquiry, or formal complaint or claim with respect to any Environmental Law or the enforcement of any Environmental Law.

         (c) NCE has provided AMRI with access to copies of all documents, records, and information known and available to it concerning any material environmental or health and safety matter relevant to NCE, whether generated by NCE or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and consultant reports, correspondence with governmental agencies, permits, licenses, approvals and other authorizations related to Environmental Laws issued by any governmental agency.

         (d) For purposes of this Section 3.24, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, or contaminant, as defined or regulated under any Environmental Law; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law (including, without limitation, medical waste); (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by law at the federal, state, or local level, existing as of the date hereof, previously enforced; and (iv) "NCE" shall mean and include NCE, any predecessor and all other entities known to NCE for whose conduct NCE is or may be held responsible under any Environmental Law.

     Section 3.25 LIST OF EMPLOYEES, CUSTOMERS, SUPPLIERS AND VENDORS. SCHEDULE
3.25 hereto contains a complete list of all officers, managers, employees, consultants, independent contractors, brokers and sales persons of NCE, including the current job title and aggregate annual compensation of each such individual. SCHEDULE 3.25 hereto sets forth a complete list of all customers, suppliers and vendors of NCE with whom NCE has conducted business during the fiscal year ended December 31, 1999, or during the eleven-month period ended November 30, 2000, showing, with respect to each, the name, address and dollar volume involved. Except as set forth on SCHEDULE 3.25 hereto, since December 31, 1999, no customer, supplier or vendor with whom NCE has conducted more than $10,000 in business in any fiscal year has canceled or otherwise terminated or materially reduced its business with NCE or materially and adversely modified its relationship with NCE nor, to the knowledge of NCE, does any such customer, supplier or vendor have any plan or intention to do so other than in the ordinary course of business.

     Section 3.26 TRANSACTIONS WITH AFFILIATES. Except as set forth on SCHEDULE
3.26 hereto, there are no loans, leases or other continuing transactions between NCE and any present or former stockholder, director or officer of NCE. Except as set forth on SCHEDULE 3.26 hereto, to the knowledge of NCE, no stockholder, director or officer of NCE nor any of their respective spouses or family members, owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of NCE, or any organization which has a material contract or arrangement with NCE.

     Section 3.27 DISCLOSURE. To the knowledge of NCE, neither this Agreement, nor any other agreement, document or written statement made by NCE and furnished by NCE to AMRI in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances in which they were made. To NCE's knowledge, there is no material fact directly relating to the business, operations, condition or prospects of NCE (including any competitive developments, but other than facts that relate to general economic or industry trends or conditions) that could reasonably be expected to have a Material Adverse Effect on NCE that has not been set forth in this Agreement or in any Schedule hereto.


ARTICLE IV REPRESENTATIONS AND WARRANTIES OF AMRI AND ACQUISITION

     Section 4.01 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to NCE and the Principal Stockholders entering into this Agreement and consummating the transactions contemplated hereby, each of AMRI and Acquisition hereby jointly and severally makes, as of the date hereof and as of the Closing Date, to them the representations and warranties contained in this
Article IV.

     Section 4.02 ORGANIZATION AND CORPORATE POWER. Each of AMRI and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified or registered as a foreign corporation in each jurisdiction in which it is required to be so licensed or qualified to conduct its businesses or own its properties, except where the failure to so qualify or register would not have a Material Adverse Effect on AMRI or Acquisition. AMRI and Acquisition have all requisite corporate power and authority to conduct their businesses as presently conducted.

     Section 4.03 AUTHORITY. Each of AMRI and Acquisition has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by AMRI and Acquisition pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by AMRI and Acquisition of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of AMRI and Acquisition and no other action on the part of AMRI and Acquisition is required in connection therewith. This Agreement and each other agreement, document and instrument executed and delivered to AMRI and Acquisition pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of AMRI and Acquisition enforceable in accordance with their terms. The execution, delivery and performance by AMRI and Acquisition of this Agreement and each such agreement, document and instrument:

         (a) do not and will not violate any provision of the respective Certificates of Incorporation or By-laws of AMRI and Acquisition;

         (b) do not and will not violate any laws of the United States, or any state or other jurisdiction (domestic or foreign) applicable to AMRI or Acquisition or require AMRI or Acquisition to obtain any approval, consent or waiver of, or make any filing with, any Person (governmental or otherwise) that has not been obtained or made except for the filing of the Certificate of Merger with the Delaware Secretary of State, and the filing of appropriate documents with the relevant authorities of all states in which AMRI or Acquisition is qualified to do business, if any; and

         (c) do not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which AMRI or Acquisition is a party or by which the property of AMRI or Acquisition is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or property and which is material to the business or financial condition of AMRI or Acquisition.

     Section 4.04 FINDER'S FEE. AMRI has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

     Section 4.05 LITIGATION. There is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of AMRI, threatened against AMRI or any affiliate of AMRI that would prevent or hinder the consummation of the transactions contemplated by this Agreement.


ARTICLE V COVENANTS OF NCE AND THE PRINCIPAL STOCKHOLDERS

     Section 5.01 MAKING OF COVENANTS AND AGREEMENTS. Each of NCE and the Principal Stockholders hereby makes the covenants and agreements set forth in this Article V and each of the Principal Stockholders hereby severally and not jointly with all other Principal Stockholders agrees to cause NCE to comply with such agreements and covenants. The Principal

Stockholders shall have no right of indemnity or contribution from NCE with respect to the breach of any covenant or agreement hereunder.

     Section 5.02 CONSENTS AND APPROVALS. Each of NCE and the Principal Stockholders will use commercially reasonable efforts to cause all conditions to the obligations of the parties hereunder to be satisfied and to obtain or cause to be obtained prior to the Closing Date all necessary consents and approvals to the performance of the obligations of the Principal Stockholders under this Agreement, including, without limitation, the consents and approvals described on SCHEDULE 5.02. NCE and the Principal Stockholders will cooperate in all respects with AMRI with a view toward obtaining timely satisfaction of the conditions to the Closing set forth herein, it being understood that all fees and expenses associated with obtaining required governmental consents and approvals shall be paid in accordance with Section 10.01 hereof. NCE and the Principal Stockholders shall make all filings, document submissions, applications, statements and reports to all federal, state or local government agencies or entities which are required to be made by them prior to the Closing Date pursuant to any applicable statute, rule or regulation in connection with this Agreement and the transactions contemplated hereby, it being understood that the required filing fees in connection therewith shall be paid in accordance with Section 10.01 hereof unless prohibited by law. NCE and the Principal Stockholders shall (i) furnish to AMRI copies of all filings and such necessary information and assistance as may be requested by AMRI in connection with its preparation of required filings or submissions to any governmental agency and (ii) keep AMRI informed of the status of any inquiries made of any of them by any federal, state or local agency or authority with respect to this Agreement or the transactions contemplated hereby.

     Section 5.03 MEETING OF STOCKHOLDERS. Promptly following the execution of this Agreement, NCE shall take all action necessary in accordance with applicable law and the NCE Certificate of Incorporation and the NCE By-laws to convene a meeting of its stockholders (or obtain the written consent of stockholders in lieu of such meeting) as promptly as practicable to consider and vote upon the adoption of this Agreement and the approval of the Merger. NCE, subject to and in accordance with applicable law, shall use its best efforts to obtain the approval of its stockholders described in this Section 5.03. Should applicable law not require a meeting of the stockholders to consider and vote upon the adoption of this Agreement, the parties may obtain stockholder approval by written consent of the necessary vote of each class of stock entitled to vote.

     Section 5.04 CONDUCT OF BUSINESS. Between the date of this Agreement and the Closing Date, the Principal Stockholders of NCE shall cause NCE to do, and NCE shall do, the following, unless AMRI shall otherwise consent in writing:

         (a) conduct its business only in the ordinary course of business consistent with past practices, refrain from changing or introducing any method of management or operations except in the ordinary course of business and in a manner consistent with past practices and maintain levels of working capital consistent with past practices;

         (b) refrain from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business, from purchasing or selling any capital asset costing more than $10,000 and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of its properties or assets;

         (c) refrain from incurring or modifying any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring or modifying any other contingent or fixed obligations or liabilities except in the ordinary course of business consistent with past practice;

         (d) refrain from making any change in its incorporation documents, by-laws or authorized or issued capital stock or from acquiring any securities issued by any other business organization other than short-term investments in the ordinary course of business;

         (e) refrain from (i) declaring, setting aside or paying any dividend, making any other distribution in respect of its capital stock, (ii) making any direct or indirect redemption, purchase or other acquisition of its capital stock or options with respect thereto, (iii) issuing, granting, awarding, selling, pledging, disposing of or encumbering or authorizing the issuance, grant, award, sale, pledge, disposition or encumbrance of any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class thereof or (iv) entering into any agreement or commitment with respect to any of the foregoing;

         (f) other than the payment to employees of performance bonuses earned during the year 2000 of up to an aggregate of $100,000, refrain from making any change in the compensation payable or to become payable to any of its officers, employees or agents, except for scheduled increases in salary or wages ranging up to 10% in the ordinary course of business that are consistent with past practice, or granting any severance or termination pay to, or entering into or amending any employment, severance or other agreement or arrangement with, any of its directors, officers or other employees, or establishing, adopting or entering into or amending any collective bargaining, bonus, incentive, deferred compensation, profit sharing, stock option or purchase, insurance, pension, retirement or other employee benefit plan;

         (g) except as set forth on SCHEDULE 5.04(G) of NCE's Disclosure Schedule, refrain from prepaying any loans, including without limitation loans from its stockholders, officers or directors (if any), making any change in its borrowing arrangements or modifying, amending or terminating any of its contracts except in the ordinary course of business, or waiving, releasing or assigning any material rights or claims;

         (h) use its best efforts to prevent any material change with respect to its management and supervisory personnel or banking arrangements;

         (i) use its best efforts to keep intact its business organization and to preserve the goodwill of and business relationships with all suppliers, customers and others having business relations with it;

         (j) pay all accounts payable in the ordinary course of business in a manner consistent with past practice and in any event within 60 days unless they are being disputed in good faith, and otherwise refrain from paying, discharging or satisfying any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and in a manner consistent with past practices of liabilities reflected or reserved against in the Base Balance Sheet or incurred since the date of the Base Balance Sheet in the ordinary course of business and in a manner consistent with past practices (provided that it shall in no event prepay any indebtedness for borrowed money);

         (k) use its best efforts to have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth on
SCHEDULE 3.17 or equivalent insurance with any substitute insurers approved by AMRI;

         (l) refrain from materially changing accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable) or from making any tax election or settling or compromising any federal, state, local or foreign income tax liability;

         (m) refrain from entering into any executory agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions;

         (n) subject to applicable laws, permit AMRI and its authorized representatives (including without limitation AMRI's attorneys, accountants, pension and environmental consultants and software or information systems consultants) to have full access with reasonable notice and during normal business hours to all of its properties, assets, books, records, business files, executive personnel, tax returns, contracts and documents and furnish to AMRI and its authorized representatives such financial and other information with respect to its business or properties as AMRI may from time to time reasonably request;

         (o) in connection with any filings to be made by AMRI under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, (i) provide for inclusion therein or filing therewith such financial and other information and documents relating to NCE as AMRI may reasonably request, and
(ii) generally cooperate with AMRI and its representatives and agents in connection therewith, provided that all expenses relating to such consents, reports and comfort letters shall be paid directly and promptly by AMRI and shall not be accrued by NCE (except for expenses that NCE would have incurred in any event, such as the expenses of an annual audit); and

         (p) provide (i) monthly financial statements, including a balance sheet as of month-end and a monthly income statement, as soon as practicable but not later than 30 days after the last day of each month and (ii) quarterly financial statements (unaudited) meeting the requirements set forth in Section 3.07 hereof as soon as practicable but not later than 45 days after the last day of each quarter.

     Section 5.05 BREACH OF REPRESENTATIONS AND WARRANTIES. Promptly upon NCE or any Principal Stockholder becoming aware of any breach, or the impending or threatened occurrence of any event that would cause or constitute a breach, of any of the representations and warranties of the Principal Stockholders contained in or referred to in this Agreement, NCE and the Principal Stockholders shall give detailed written notice thereof to AMRI and shall use their best efforts to prevent or promptly remedy the same.

     Section 5.06 ACQUISITION PROPOSALS. Except in connection with the transactions contemplated hereby, unless and until this Agreement shall have been terminated in accordance with its terms for any reason, NCE and each Principal Stockholder shall not and NCE shall communicate to all directors, officers and key employees of NCE that they are not authorized to and must not, directly or indirectly, (a) take any action to solicit, initiate submission of or encourage any proposal or offer from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) a portion of the assets of, or any equity interest in, NCE, any merger or business combination with NCE, or any public or private offering of shares of the capital stock of, or financing or joint venture involving NCE (an "Acquisition Proposal"), (b) participate in any discussions or negotiations regarding an Acquisition Proposal with any Person other than AMRI and its affiliates and representatives, (c) furnish any information with respect to or afford access to the properties, books or records of NCE to any Person that may consider making or has made an offer with respect to an Acquisition Proposal other than AMRI and its affiliates and representatives, or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person other than AMRI and its affiliates and representatives to do or seek any of the foregoing. NCE and each of the Principal Stockholders shall promptly notify AMRI upon receipt of any offer or indication that any Person is considering making an offer with respect to an Acquisition Proposal or any request for information relative to NCE, shall promptly reject any such offer, and shall keep AMRI fully informed of the status and details of any such offer, indication or request.

     Section 5.07 NO TRANSFER OF SHARES; VOTING. Unless and until this Agreement shall have been terminated in accordance with its terms for any reason, no Principal Stockholder shall directly or indirectly exchange, deliver, assign, pledge, encumber or otherwise transfer or dispose of any of the Shares (including options in respect thereof), nor shall any Principal Stockholder directly or indirectly grant any right of any kind to acquire, dispose of, vote or otherwise control in any manner any of the Shares; provided that a transfer to the executor or administrator of such Principal Stockholder upon such Principal Stockholder's death shall not be deemed prohibited by this Section
5.06 as long as such executor or administrator on behalf of the estate of such Principal Stockholder shall be bound by all of the provisions of this Agreement to the same extent as such Principal Stockholder.

     On the date hereof, each Principal Stockholder shall execute a written consent in lieu of a special meeting of the stockholders of NCE (a "Written Consent") approving and adopting this Agreement and the consummation of the Merger, and each Principal Stockholder shall take any and all such further actions as may be necessary or appropriate in connection with the approval of this Agreement, the Merger and the consummation of the transactions contemplated hereby.

     Section 5.08 CERTAIN DELIVERIES. Each Principal Stockholder agrees to execute and deliver to AMRI at the Closing:

         (a) a general release substantially in the form of EXHIBIT 5.08 attached hereto; and

         (b) all other instruments and deliveries required to be delivered by them at or prior to the Closing Date.

     Section 5.09 TAX RETURNS. NCE, with the approval of AMRI and in accordance with applicable law, shall (i) promptly prepare and file on or before the due date or any extension thereof all federal, state, local and foreign tax returns required to be filed by NCE with respect to taxable periods of NCE that include any period ending on or before the Closing Date and (ii) pay all Taxes of NCE attributable to periods ending on or before the Closing Date.


ARTICLE VI COVENANTS OF AMRI AND ACQUISITION

     Section 6.01 CONSENTS AND APPROVALS. Each of AMRI and Acquisition will use commercially reasonable efforts to cause all conditions and obligations of the parties hereunder to be satisfied and to obtain or cause to be obtained prior to the Closing all necessary consents and approvals to the performance of its obligations under this Agreement, including, without limitation, the consents and approvals described in SCHEDULE 6.01 attached hereto, and will cooperate in all respects with NCE and the Principal Stockholders with a view toward obtaining timely satisfaction of conditions to the Closing set forth herein, provided that all fees and expenses associated with obtaining required governmental consents and approvals shall be paid in accordance with Section
10.01 hereof.

     AMRI and Acquisition shall make all filings, document submissions, applications, statements and reports to all federal, state or local government agencies or entities which are required to be made by them prior to the Closing Date pursuant to any applicable statute, rule or regulation in connection with this Agreement and the transactions contemplated hereby, it being understood that the required filing fees in connection therewith shall be paid in accordance with Section 10.01 hereof. AMRI and Acquisition shall, unless prohibited by law, (i) furnish to NCE copies of all filings and such necessary information and assistance as may be requested by NCE in connection with its preparation of such required filings or submissions to any governmental agency, and (ii) will keep NCE informed of the status of any inquiries made of AMRI or Acquisition by any federal, state or local governmental agency or authority with respect to this Agreement or the transactions contemplated hereby. AMRI shall furnish to NCE a list of any materials that it is prohibited by law from providing to NCE, together with a reference to the source of the prohibition.

     Section 6.02 BREACH OF REPRESENTATIONS AND WARRANTIES. Promptly upon AMRI or Acquisition becoming aware of any breach, or the impending or threatened occurrence of any event that would cause or constitute a breach of any of the representations or warranties of AMRI or Acquisition contained in or referred to in this Agreement, AMRI and Acquisition shall give detailed written notice thereof to NCE and the Representative and shall use their best efforts to prevent or promptly remedy the same.

     Section 6.03 CERTAIN DELIVERIES. AMRI and Acquisition agree to execute and/or deliver to the Principal Stockholders at the Closing:

         (a) the consideration described in Article I hereof; and

         (b) all other instruments and deliveries required to be delivered by them at or prior to the Closing Date.

     Section 6.04 NO TRANSFER OF SHARES; VOTING.

         (a) Unless and until this Agreement shall have been terminated in accordance with its terms for any reason, AMRI shall not directly or indirectly exchange, deliver, assign, pledge, encumber or otherwise transfer or dispose of any of the shares of capital stock (including options in respect thereof) of Acquisition, nor shall AMRI directly or indirectly grant any right of any kind to acquire, dispose of, vote or otherwise control in any manner any of such shares if, as a result of such transactions, AMRI shall no longer control Acquisition;

         (b) On the date hereof, AMRI shall execute a written consent in lieu of a special meeting of the stockholders of Acquisition approving and adopting this Agreement and the consummation of the Merger of NCE with and into Acquisition and AMRI shall take any and all such further actions as may be necessary or appropriate in connection with the approval of this Agreement, the Merger and the consummation of the transactions contemplated hereby.

     Section 6.05 GRANT OF AMRI OPTIONS. At the Closing, AMRI agrees to grant to certain NCE employees options (the "AMRI Options") to acquire the number of shares of common stock of AMRI, par value $.01 per share ("AMRI Common Stock"), as set forth on SCHEDULE 6.05 hereto at an exercise price equal to the fair market value of one share of AMRI Common Stock on such date, such options to be governed by the terms of the Albany Molecular Research, Inc. 1998 Stock Option and Incentive Plan.


     Section 6.06 EMPLOYEE BENEFIT PLANS. Beginning on the Closing Date, AMRI shall continue those employee programs maintained by NCE immediately prior to the Closing Date based on the then existing terms of such programs (except to the extent that changes to such terms are required under applicable law) until such time as AMRI has provided coverage to the Surviving Corporation's employees who were employed by NCE immediately prior to the Closing Date and who continue to be employed by the Surviving Corporation after the Closing Date under employee benefit programs substantially similar to those of the employee benefit programs provided by AMRI to its employees generally.


ARTICLE VII CONDITIONS

     Section 7.01 CONDITIONS TO THE OBLIGATIONS OF AMRI AND ACQUISITION. The obligations of AMRI and Acquisition to consummate the transactions contemplated by this Agreement are subject to the fulfillment unless otherwise waived by AMRI and Acquisition, prior to or at the Closing, of the following conditions precedent:

         (a) REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of NCE and the Principal Stockholders made pursuant to this Agreement shall be true and correct on and as of the Closing Date, with the same effect as though made on and as of the Closing Date (it being understood that representations and warranties (other than Section 3.07(c)) made "as of the date hereof" shall be deemed to have been made as of the Closing Date); the Principal Stockholders and NCE shall, on or before the Closing Date, have performed and satisfied all of their covenants and agreements set forth herein, which by the terms hereof, are to be performed and satisfied on or before the Closing Date; and NCE and each of the

Principal Stockholders, respectively, shall have delivered to AMRI certificates executed as of the Closing Date certifying to the foregoing effect.

         (b) OPINION OF COUNSEL AND OTHER DOCUMENTS. On the Closing Date, AMRI shall have received (i) an opinion of Mintz Levin Cohn Ferris Glovsky and Popeo PC, counsel for NCE, dated as of the Closing Date and addressed to AMRI in a form reasonably satisfactory to AMRI, and (ii) such other certificates and documents with respect to NCE and the Principal Stockholders as counsel for AMRI shall have reasonably requested from NCE and the Principal Stockholders.

         (c) NO ACTIONS OR PROCEEDINGS. No action or proceeding by or before any court, administrative body or governmental agency shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or might result in material damages in respect of, this Agreement or the complete consummation of the transactions contemplated by this Agreement, and which would in the reasonable good faith judgment of AMRI make it inadvisable to consummate such transactions. No law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions contemplated by this Agreement.

         (d) DELIVERIES. Each Principal Stockholder shall have executed and delivered to AMRI: (i) a general release substantially in the form of EXHIBIT
5.08 attached hereto; and (ii) all other documents and instruments required hereunder to be delivered by them at or prior to the Closing Date, all in form and substance reasonably acceptable to AMRI and its counsel if the form thereof is not already specified therein. NCE shall have executed and delivered to AMRI, in addition to any other items required by this Section 7.01, the Closing Adjustment Certificate.

         (e) NCE APPROVALS AND CONSENTS; LEGALITY OF STRUCTURE. NCE and each of the Principal Stockholders shall have made all filings with and notifications of governmental authorities and regulatory agencies required to be made in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the business of NCE subsequent to the Closing Date, and NCE and each of the Principal Stockholders shall have received all required authorizations, waivers, consents and permits to permit the consummation of the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to AMRI, with any conditions or limitations contained therein or imposed thereby to be approved by AMRI, from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties, required in connection with transactions contemplated by this Agreement or by any of NCE's permits, leases, licenses and franchises, to avoid a breach, default, termination, acceleration or modification of any material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of the execution or performance of this Agreement, or otherwise in connection with the execution and performance of this Agreement.

         (f) AMRI APPROVALS AND CONSENTS. AMRI shall have made all filings with and notifications of governmental authorities and regulatory agencies required to be made by it in connection with the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby, and AMRI shall have received all required authorizations, waivers, consents and permits to permit the consummation of the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to NCE, from all such parties.

         (g) MATERIAL ADVERSE CHANGES; MANDATORY CHANGES.

              (i) There shall not have been since the date of this Agreement,
     (A) any change or series of changes that have caused or, in the reasonable business judgment of AMRI, could reasonably be anticipated to cause the revenues or net income of NCE to be materially decreased or the performance of the business of NCE to be materially decreased or the performance of the business of NCE to be materially adversely different than NCE's current operating plans and budgets, (B) any actual or threatened termination, revocation, or other loss or modification after the date hereof of any approval necessary to conduct business or sell any product or provide any service in any state held by NCE, which termination, revocation, loss or modification is reasonably likely to have a Material Adverse Effect on NCE, or (C) any change or series of changes that, in the reasonable business judgment of AMRI, acting in good faith, have a Material Adverse Effect on NCE or could reasonably be anticipated to have a Material Adverse Effect on NCE.

              (ii) In the event that performance of any provision of this Agreement should for any reason be, or be interpreted by any federal or state regulatory agency to be, a violation of any statute, regulation, or otherwise illegal (the "Mandated Changes"), then AMRI shall have the right to require NCE to use its best efforts to renegotiate the affected or pertinent terms of this Agreement while still maintaining the original Agreement's purpose. The parties agree to make a good faith attempt to renegotiate the Agreement to the extent necessary to comply with any Mandated Changes. If renegotiated, such terms shall become effective no later than thirty (30) days after receipt of written notice of the request for renegotiation. If the parties fail to reach an agreement satisfactory to both parties within thirty (30) days of the request for renegotiation, either party may terminate this Agreement upon (30) days' prior written notice to the other party.

         (h) STOCKHOLDER CONSENTS. The written consent of the Stockholders (including, without limitation, the Principal Stockholders) shall have been duly executed by the holders of a majority of the outstanding shares of capital stock of NCE entitled to vote on the Merger or the Merger shall have been approved by such holders at a meeting thereof and shall remain in full force and effect as of the Closing.

         (i) PROCEEDINGS SATISFACTORY TO AMRI. All proceedings to be taken by the Principal Stockholders and/or NCE in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transaction contemplated hereby reasonably requested by AMRI will be reasonably satisfactory in form and substance to AMRI and its counsel.

     Section 7.02 CONDITIONS TO THE OBLIGATIONS OF NCE AND THE PRINCIPAL STOCKHOLDERS. The obligations of NCE and the Principal Stockholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, unless otherwise waived by the parties, prior to or at the Closing, of the following additional conditions precedent:

         (a) REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of AMRI and Acquisition contained in this Agreement shall be true and correct on and as of the Closing Date, with the same effect as though made on and as of the Closing Date (it being understood that representations and warranties made "as of the date hereof' shall be deemed to have been made as of the Closing Date); AMRI and Acquisition shall, on or before the Closing Date, have performed and satisfied all of their respective covenants and agreements set forth herein which by the terms hereof are to be performed and satisfied by AMRI and Acquisition on or before the Closing Date; and each of AMRI and Acquisition shall have delivered to NCE and the Principal Stockholders a certificate signed on its behalf by their respective Presidents and dated as of the Closing Date certifying to the foregoing effect.

         (b) NO ACTIONS OR PROCEEDINGS. No action or proceeding by or before any court, administrative body or governmental agency shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or might result in damages in respect of, this Agreement or the complete consummation of the transactions as contemplated by this Agreement and which would in the reasonable judgment of NCE makes it inadvisable to consummate such transactions. No law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

         (c) DELIVERIES. AMRI and Acquisition shall have delivered to NCE and the Principal Stockholders, as applicable, (i) the consideration described in
Article I hereof, and (ii) all instruments and documents required to be delivered by them at or prior to the Closing Date. AMRI shall have delivered the AMRI Options.

         (d) PROCEEDINGS SATISFACTORY TO THE REPRESENTATIVE. All proceedings to be taken by AMRI or Acquisition in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, instruments and other documents required to effect the transaction contemplated hereby reasonably requested by NCE will be reasonably satisfactory in form and substance NCE and its counsel.

         (e) AMRI AND ACQUISITION APPROVALS AND CONSENTS. Each of AMRI and Acquisition shall have made all filings with and notifications of governmental authorities and regulatory agencies required to be made by it in connection with the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby, and each of AMRI and Acquisition shall have received all required authorizations, waivers, consents and permits to permit the consummation of the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to NCE, from all such parties.

ARTICLE VIII TERMINATION OF AGREEMENT

     Section 8.01 TERMINATION. This Agreement may be terminated any time prior to the Closing Date as follows:

         (a) With the mutual consent of AMRI and NCE;

         (b) By either AMRI or NCE, if the Closing has not occurred on or before 180 days after the date hereof (the "Closing Deadline");

         (c) By AMRI, if there has been a material misrepresentation or material breach of warranty on the part of NCE or any Principal Stockholder in the representations and warranties contained herein or a material breach of covenants on the part of NCE or any Principal Stockholder and the same has not been cured within 30 days after notice thereof. In the event of any termination pursuant to this Section 8.01(c), written notice setting forth the reasons therefor shall forthwith be given by AMRI to NCE;

         (d) By NCE, if there has been a material misrepresentation or breach of warranty on the part of AMRI in the representations and warranties contained herein or a material breach of covenants on the part of AMRI and the same has not been cured within 30 days after notice thereof. In the event of any termination pursuant to this Section 8.01(d), written notice setting forth the reasons therefor shall forthwith be given by NCE to AMRI.

Notwithstanding anything herein to the contrary, the right to terminate this Agreement under Section 8.01 shall not be available to any party to the extent the failure of such party, respectively, to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date (as a result, for example, of an action or failure to act causing a failure of a condition precedent).

     Section 8.02 EFFECT OF TERMINATION. All obligations of the parties hereunder shall cease upon any termination pursuant to Section 8.01; PROVIDED, HOWEVER, that (i) the provisions of this Article VIII shall survive any termination of this Agreement in any event; (ii) nothing herein shall relieve any party from any liability for a material error or omission in any of its representations or warranties contained herein or a material failure to comply with any of its covenants, conditions or agreements contained herein; PROVIDED, HOWEVER, that no party shall have any liability for any such material error or omission or failure to comply other than for willful errors or omissions or failure to comply; and (iii) any party may proceed as further set forth in
Section 8.03 below.

     Section 8.03 RIGHT TO PROCEED. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 7.01 hereof have not been satisfied, AMRI shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if any of the conditions specified in Section 7.02 hereof have not been satisfied, NCE shall have the right to proceed with the transactions contemplated hereby without waiving any of its or the Principal Stockholders' rights hereunder.


ARTICLE IX SURVIVAL; INDEMNIFICATION

     Section 9.01 SURVIVAL OF REPRESENTATIONS, WARRANTIES, ETC. All representations, warranties, agreements, covenants and obligations herein or in any schedule or certificate delivered by any party incident to the transactions contemplated hereby are material and may be relied upon by the party receiving the same and shall survive the Closing regardless of any investigation by such party and shall not merge into the performance of any obligation by any party hereto, subject to the provisions of this Article IX; PROVIDED, HOWEVER, the representations and warranties set forth in Article II,
Article III (other than those described in Section 9.03(d)(ii)) and Article IV (other than those described in Section 9.04(c)) and the covenants contained in
Article V and Article VI shall survive until the first anniversary of the Closing Date.

     Section 9.02 INDEMNIFICATION BY THE PRINCIPAL STOCKHOLDERS. The Principal Stockholders, severally and not jointly with each other Principal Stockholder, on behalf of themselves and their respective successors, executors, administrators, estates, heirs and permitted assigns as contemplated by Section 10.04, agree subsequent to the Closing Date to indemnify and hold harmless AMRI, its subsidiaries and their respective stockholders, officers, directors, employees and agents (other than the Principal Stockholders) (individually, a "Buyer Indemnified Party" and collectively, the "Buyer Indemnified Parties") from and against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, fines, penalties, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys, accountants and consultants) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) (a "Loss" or "Losses") sustained, suffered or incurred by or made against any Buyer Indemnified Party, as such Losses are incurred, arising out of, based upon or in connection with:

         (a) any breach of any representation or warranty made by NCE and the Principal Stockholders pursuant to Article III of this Agreement or in any certificate delivered pursuant to Section 7.01(a) in connection with the Closing;

         (b) any breach of any covenant or agreement made by NCE in this Agreement or in any Schedule hereto;

         (c) any breach of any representation and warranty made by any Principal Stockholder in Article II of this Agreement;

         (d) any breach of any covenant or agreement made by any Principal Stockholder of this Agreement or in any Schedule hereto;

         (e) liabilities relating to Losses with respect to federal, state, local or foreign Taxes payable by NCE (including its predecessors) for periods ending on or prior to the date of the Closing and periods including but not ending on the date of the Closing but only with respect to the portion of the period ending on the date of the Closing;

         (f) liabilities relating to Losses with respect to the matters set forth on SCHEDULE 9.02(F) attached hereto;

         (g) liabilities relating to Losses resulting from any inaccuracy on the Closing Adjustment Certificate; or

         (h) any fees and expenses of the Principal Stockholders and NCE (including without limitation legal fees, consulting fees and accounting fees) in excess of $200,000 relating to the execution, delivery and performance of this Agreement paid, assumed or otherwise borne by AMRI or NCE.

     Claims under clauses (a) through (g) of this Section 9.02 hereinafter collectively referred to as "Buyer Indemnifiable Losses."

     Section 9.03 LIMITATIONS ON INDEMNIFICATION BY THE PRINCIPAL STOCKHOLDERS.

         (a) GENERAL THRESHOLD. Subject to the exceptions set forth in Section 9.03(d), the Principal Stockholders shall not be obligated to indemnify Buyer Indemnified Parties in respect of Buyer Indemnifiable Losses until the cumulative amount of all Buyer Indemnifiable Losses exceeds $50,000 (the "Buyer Threshold"), whereupon only such excess amount shall be recoverable in accordance with the terms hereof. Notwithstanding the foregoing, in the case of Losses under Section 9.02(a) and 9.02(f) with respect to uncollected accounts receivable, the Principal Stockholders shall not be obligated to indemnify Buyer Indemnified Parties until such Losses exceed 5% of the outstanding accounts receivable as of the Closing Date, whereupon only such excess shall be recoverable hereunder.

         (b) GENERAL MAXIMUM INDEMNIFICATION. Subject to the exceptions set forth in Section 9.03(d), and subject to Section 9.08, each Principal Stockholder shall not be obligated to indemnify Buyer Indemnified Parties in respect of Buyer Indemnifiable Losses to the extent the cumulative amount of all Buyer Indemnifiable Losses exceeds $1,500,000.

         (c) TIME LIMITS FOR CLAIMS. Subject to the exceptions set forth in
Section 9.03(d), no claim for indemnification may be made by any Buyer Indemnified Party in respect of Buyer Indemnifiable Losses described in Section 9.02(a) unless the written notice required by Section 9.06 with respect to such Losses shall have been received by the Representative on a date prior to the first anniversary of the date of the Closing; PROVIDED, HOWEVER, that the limitation of this clause (c) shall not apply to indemnification with respect to matters set forth in Section 9.03(d) which shall expire upon the later of (i) termination of the applicable statute of limitations relating to the subject matter covered by such Section or (ii) solely with respect to third party claims made prior to the termination of the applicable statute of limitations, ten (10) days after receipt by the applicable Buyer Indemnified Party of notice of such third party claim; and PROVIDED FURTHER, HOWEVER, that in each case if prior to the applicable date of expiration a specific state of facts shall have become known which may constitute or give rise to any Buyer Indemnifiable Loss as to which indemnity may be payable and a Buyer Indemnified Party shall have given notice of such facts to the Representative, made a claim for indemnification and, except with respect to third party claims, pursued such claim within six months thereafter, then the right to indemnification with respect thereto shall remain in effect until such matter shall have been finally determined and disposed of, and any indemnification due in respect thereof shall have been paid.

         (d) DOLLAR-FOR-DOLLAR CLAIMS. Notwithstanding anything herein to the contrary, Buyer Indemnified Parties shall not be subject to any limitation, whether pursuant to this Section 9.03 or otherwise, and shall be entitled to dollar-for-dollar recovery, in seeking indemnification from the Principal Stockholders with respect to the following:

              (i) Losses arising from fraud on the part of NCE or any Principal Stockholder;

              (ii) Losses involving a breach by NCE or any Principal Stockholder of the representations and warranties contained in Sections 3.02, 3.04,
     3.05 and 3.20;

              (iii) Losses described in Section 9.02(c) and Sections 9.02(e) through (h) provided that Losses described in Section 9.02(g) shall be subject to the time limit set forth in Section 9.03(c).

         (e) NO LIMITATION OF RIGHTS. Notwithstanding anything herein to the contrary, the limitations set forth in this Section 9.03 shall apply only with respect to post-Closing indemnification obligations and shall in no way limit any rights AMRI or Acquisition may have in law or equity, consistent with
Section 8.02, in the event the Closing does not occur.

     Section 9.04 INDEMNIFICATION BY AMRI AND ACQUISITION. AMRI and Acquisition agree subsequent to the Closing Date, jointly and severally, to indemnify and hold harmless NCE and the Principal Stockholders and their respective successors, executors, administrators, estates, heirs and permitted assigns ("Seller Indemnified Parties") from and against and in respect of all Losses sustained, suffered or incurred by or made against any of them arising out of, based upon or in connection with (a) any breach of any representation or warranty made by AMRI or Acquisition in this Agreement or in any Schedule hereto or in any certificate delivered pursuant to Section 7.02(a) in connection with the Closing; (b) any breach of any covenant or agreement made by AMRI or Acquisition in this Agreement or in any Schedule hereto; and (c) any fees and expenses of AMRI or Acquisition (including without limitation legal fees, consulting fees, and accounting fees) relating to the execution, delivery and performance of this Agreement paid, assumed or otherwise borne by the Principal Stockholders or NCE (such claims under clauses (a), (b) and (c) being hereinafter collectively referred to as "Seller Indemnifiable Claims").

     Section 9.05 NOTICE; DEFENSE OF CLAIMS. Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing to the indemnifying party (AMRI or Acquisition with respect to claims by any Seller Indemnified Party and the Representative with respect to claims by any Buyer Indemnified Party), but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. If within 20 days after receiving such notice the indemnifying party gives written notice to the indemnified party stating that (i) it would be liable under the provisions hereof for indemnity in the amount of such claim, liability or expense if such claim were successful and (ii) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnified party shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense; PROVIDED, HOWEVER, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification, and provided further that prior to such assumption of defense the indemnifying party shall enter into an agreement with the indemnified party in form and substance satisfactory to the indemnified party pursuant to which the indemnifying party agrees to pay and perform, to the extent provided in this Article IX, any liability or obligation which may arise out of or in any way relating to such claim, liability or expense or the facts giving rise thereto and provides to the indemnified party evidence satisfactory to the indemnified party of the indemnifying party's ability to pay in full any amount which may be payable with respect to such claim, liability or expense or the facts giving rise thereto. The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided its obligation to indemnify the indemnifying party therefor will be fully satisfied. The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated to the contrary, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; PROVIDED, HOWEVER, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party provided that such counsel is selected by the indemnifying party and such counsel is reasonably acceptable to the indemnified party. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such defense is not being or ceases to be conducted, the indemnified party shall, at the reasonable expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

     Section 9.06 SATISFACTION OF INDEMNIFICATION OBLIGATIONS. Any indemnity payable pursuant to this Article IX shall be paid within fifteen (15) business days after the indemnified party's request therefor and after final unappealable determination of liability so provided for in this Article IX, or, with respect to a settlement, upon final settlement. Any party may recover the amount of any indemnification claim under this Article IX through offset against amounts otherwise owed or post-closing adjustments pursuant to Article I.

     Section 9.07 SATISFACTION OF PRINCIPAL STOCKHOLDER INDEMNIFICATION OBLIGATIONS. In order to satisfy the indemnification obligations of the Principal Stockholders pursuant to Section 9.02 above, a Buyer Indemnified Party first proceed directly against the Escrow Amount as further set forth in the Escrow Agreement.

     Section 9.08 EXCLUSIVE REMEDY. Except for Losses described in Section 9.03(d), the indemnification of Buyer Indemnified Parties in this Article IX shall be without personal liability of or personal recourse against any director, officer or other agent of NCE, or any stockholder of NCE, and the sole and exclusive remedy and recourse of Buyer Indemnified Parties against any such person for any breach of any representation, warranty or covenant hereunder or otherwise shall be against the Escrow Fund. With respect to Losses described in
Section 9.03(d), Buyer Indemnified Parties shall be entitled to recover damages in excess of the Escrow Amount up to, but not exceeding, the actual amount of Merger Consideration received by the Indemnifying Party.

     Section 9.09 RECOVERIES. The amount of any Losses required to be paid by any indemnifying party shall be reduced by the amount of any insurance proceeds received by the indemnified party.

ARTICLE X MISCELLANEOUS

     Section 10.01 FEES AND EXPENSES. Except as set forth herein, each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, including, without limitation, any broker's commissions or finder's fees incurred by NCE or any Principal Stockholder and all attorneys' and accountants' fees; provided that NCE shall not pay or accrue in excess of $200,000 of expenses in connection with the transactions contemplated hereby.

     Section 10.02 GOVERNING LAW. This Agreement shall be construed under and governed by the internal laws of the State of Delaware without regard to its conflict of laws provisions. The parties hereto hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware for any action, suit or proceeding arising out of or relating to this Agreement and the transaction contemplated hereby, and agree not to commence any such action, suit or proceeding except in such courts. The parties hereto further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement and the transaction contemplated hereby in courts referenced in this
Section 10.02 under the applicable circumstances, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in any such court.

     Section 10.03 NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, if sent by overnight courier, upon the day following the day sent, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States Post Office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

         To AMRI:                   Albany Molecular Research, Inc.
                                    21 Corporate Circle
                                    Albany, New York 12203
                                    Attention:   Chief Financial Officer
                                    Facsimile:   518-464-0289

         with a copy to:            Goodwin, Procter & Hoar LLP
                                    Exchange Place
                                    Boston, Massachusetts 02109-2881
                                    Attention:   Stuart M. Cable, P.C.
                                                 Andrew F. Viles, Esq.
                                    Facsimile:   617-523-1231

         To NCE:                    New Chemical Entities, Inc.
                                    18804 North Creek Parkway
                                    Bothell, WA 98011
                                    Attention:   Mr. Barry Berkowitz
                                    Facsimile:   425-424-7299

         with a copy to:            Mintz Levin Cohn Ferris Glovsky and Popeo
                                    One Financial Center
                                    Boston, MA 02111
                                    Attention:   Lewis J. Geffen, Esq.
                                    Facsimile:   617-542-2241

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

     Section 10.04 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

     Section 10.05 ASSIGNABILITY; BINDING EFFECT. Prior to the Closing, this Agreement shall only be assignable by AMRI to a corporation, partnership or limited liability company controlling, controlled by or under common control with AMRI upon written notice to NCE and no such assignment shall release AMRI of its obligations hereunder. After the Closing, AMRI's rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by NCE or any of the Principal Stockholders without the prior written consent of AMRI. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     Section 10.06 CAPTIONS AND GENDER. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

     Section 10.07 EXECUTION IN COUNTERPARTS. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

     Section 10.08 AMENDMENTS. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

     Section 10.09 PUBLICITY AND DISCLOSURES. Except as may be otherwise required by law, no press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement without the prior knowledge and written consent of AMRI and NCE.

     Section 10.10 DISPUTE RESOLUTION.

         (a) All disputes, claims, or controversies arising out of or relating to this Agreement, or any other agreement executed and delivered pursuant to this Agreement, or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby, that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before J.A.M.S./Endispute, Inc. or its successor or other dispute resolution firm mutually acceptable to the parties. The parties understand and agree that this arbitration provision shall apply equally to claims of fraud or fraud in the inducement. The arbitration shall be held in New York, New York before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by J.A.M.S./Endispute, Inc. unless specifically modified herein.

         (b) The parties covenant and agree that the arbitration shall commence within one hundred twenty (120) days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than fourteen
(14) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration, a copy of all documents that may be introduced at the arbitration or considered or used by a party's witness or expert, and a summary of the expert's opinions and the basis for said opinions. The arbitrator's decision and award shall be made and delivered within sixty
(60) days of the conclusion of the arbitration. The arbitrator's decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

         (c) The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys' fees, incurred by the other party in enforcing the award. This Section 10.10 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm. The provisions of this Section 10.10 shall be enforceable in any court of competent jurisdiction.

         (d) Subject to the second sentence of the immediately preceding paragraph, the parties shall bear their own attorneys' fees, costs and expenses in connection with the arbitration. The parties will share equally in the fees and expenses charged by J.A.M.S.

         (e) Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of J.A.M.S./Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the jurisdiction of the courts of New York for the purposes of enforcing the arbitration provisions of
Section 10.10(a) of this Agreement. Each party further irrevocably waives any objection to proceeding before J.A.M.S./Endispute, Inc. based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before J.A.M.S./Endispute, Inc. has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.




   AMRI:                      ALBANY MOLECULAR RESEARCH, INC.


                              By:
                                 ---------------------------------------------
                                   Name:  Thomas E. D'Ambra, Ph.D.
                                   Title: Chairman and Chief Executive Officer





   ACQUISITION:               NCE ACQUISITION CORP.


                              By:
                                 ---------------------------------------------
                                   Name:  Thomas E. D'Ambra, Ph.D.
                                   Title: Chairman and Chief Executive Officer

   NCE:                       NEW CHEMICAL ENTITIES, INC.


                              By:
                                 --------------------------------------------
                                   Name:  Barry Berkowitz
                                   Title: Chairman and Chief Executive Officer



   PRINCIPAL STOCKHOLDERS:
                              -----------------------------------------------
                              [Name]


                              -----------------------------------------------
                              [Name]


                              -----------------------------------------------
                              [Name]

                                SCHEDULE 9.02(f)



     1. The amount of any accounts receivable on the balance sheet as of the Closing Date that remains uncollected one year after the Closing Date.